INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(1)(iv)

May 1, 2023

Voya Partners, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Management Fee Waiver

Ladies and Gentlemen:

By this letter dated May 1, 2023, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC ("VIL") and Voya Partners, Inc. ("VPI") (the "Agreement"), with respect to Voya Global Bond Portfolio, VY® Columbia Small Cap Value II Portfolio, and VY® T. Rowe Price Diversified Mid Cap Growth Portfolio (each a "Portfolio" and collectively, the "Portfolios"), each a series of VPI, indicated in the table below. By this letter, we agree to waive that fee for the period from May 1, 2023 through May 1, 2024.

This waiver (the "Waiver") is "outside" each Portfolio's expense limit arrangements under a separate expense limitation agreement (the "ELA"). This means that the Waiver does not reduce the Portfolio's net operating expense ratio before the ELA is applied. The waiver is deducted after the ELA is applied. However, with respect to any share class of the Portfolios that has a 0.00% expense limit, the Waiver cannot further reduce the 0.00% net expense ratio experienced by shareholders with respect to that share class.

VIL acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Series	Waiver
(as a percentage of
average daily net assets)
Voya Global Bond Portfolio	0.003%
VY® Columbia Small Cap Value II Portfolio	0.027%
VY® T. Rowe Price Diversified Mid Cap Growth	0.020%
Portfolio

May 1, 2023

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of VPI.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Partners, Inc.

By:	/s/ Kimberly A, Anderson
Name: Kimberly A. Anderson
Title	Senior Vice President, Duly Authorized